Exhibit 5.2

Kaufman & Canoles, P.C. Three James Center, 12th Floor 1051 East Cary Street Richmond, VA 23219 Mailing Address Post Office Box 27828 Richmond, VA 23261 T (804) 771.5700 F (804) 771.5777 kaufCAN.com

April 14, 2010

Tri-Tech Holding Inc.

5D, Tower A, 2 Building Business Centre Jinyuan Shidai

No. 2 East Road, Landianchang

Haidian District, Beijing

People’s Republic of China 100097

Re:	Tri-Tech Holding Inc.

Dear Sir:

We have acted as counsel for Tri-Tech Holding Inc., a Cayman Islands corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (Registration No. 333-164273) and all amendments thereto (as amended, the “Original Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”) on January 8, 2010. The Original Registration Statement relates to the offering (the “Offering”) of a number of the Company’s underwriter’s warrants and ordinary shares, $0.001 par value per share in an aggregate dollar amount of $32,375,000 (including ordinary shares underlying underwriter warrants in a dollar amount up to $3,625,000).

We have also been asked to provide this opinion in connection with the preparation of a Registration Statement on Form S-1 being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “462(b) Registration Statement”) relating to the registration and offering of a number of the Company’s underwriter’s warrants and ordinary shares, $0.001 par value per share (the “Ordinary Shares”) in the aggregate dollar amount of $6,473,057. The Original Registration Statement and the 462(b) Registration Statement, as amended or supplemented, are referred to herein collectively as the “Registration Statement”.

In connection with this opinion, we have examined the Registration Statement and the prospectus contained therein (the “Prospectus”), the Company’s Articles and Memorandum of Association, as amended to date, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below (collectively, the “Documents”). We are relying (without any independent investigation thereof) upon an Officer’s Certificate from an Officer of the Company, certifying to the truth and accuracy of the factual statements, covenants, representations and warranties set forth in the Documents. We have assumed the authenticity of the signatures and seals set forth in such Officer’s Certificate. In addition, for all purposes of this opinion, as to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

The following opinion is given as to matters of Delaware law.

Based upon the foregoing and in reliance thereon, we are of the opinion that the underwriter’s warrants issued pursuant to the Underwriting Agreement in connection with this Offering are legal, binding obligations of the Company under Delaware law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Sincerely,

/s/ Kaufman & Canoles, P.C.

Kaufman & Canoles, P.C.